PARTNERSHIP AGREEMENT

                               OF

                      DRS MEDICAL SYSTEMS



         THIS AGREEMENT, dated as of the 6th day of February, 1996, is by and between DRS/MS, Inc., a Delaware corporation
("DRS/MS"), and UNIVERSAL SONICS CORPORATION, a New Jersey corporation ("USC").

                            RECITALS

         A. USC and DRS/MS desire to form a general partnership (the "Partnership") for the purpose of developing, manufacturing and marketing low cost, high performance ultrasound medical imaging equipment and products that perform three-dimensional ultrasound medical imaging (the "Business") and engaging in other such related activities necessary or appropriate to effect the Business.

         B.   In connection with the formation of the
Partnership, USC and DRS/MS wish to set forth their respective rights and obligations as partners thereof.

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, USC and DRS/MS agree as follows:


                           ARTICLE 1.

                          DEFINITIONS


         1.1 Terms. When used in this Agreement, the following terms will have the meaning set forth below:

              (a)  "Act" shall mean the New Jersey Uniform
Partnership Law, N.J.S.A. 42: 1-1 et seq., as amended from time to time.

              (b)  "Affiliate" shall mean, when used with
reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person or (ii) any Person that is an executive officer or director of, partner in, or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity; and, (iii) when used with reference to a natural Person, any Person that is related to the specified Person by blood or marriage in the first degree of consanguinity; provided, however, that no natural Person shall be deemed to be controlled by any other Person.

              (c)  "Agreement" shall mean this Partnership
Agreement entered into between USC and DRS/MS, as amended from time to time.

              (d)  "Bank" shall have the meaning specified in
Section 6.2 to this Agreement.

              (e) "Business" shall have the meaning specified in the recitals to this Agreement.

              (f) "Capital Account" shall have the meaning specified in Section 4.3 to this Agreement.

              (g) "Capital Contributions" shall have the meaning specified in Sections 4.1 and 4.2 of this Agreement.

              (h)  "Code" shall mean the Internal Revenue Code of
1986, as amended.

              (i) "Documents" shall have the meaning specified in Section 6.1 to this Agreement.

              (j) "Document Holding Period" shall have the meaning specified in Section 8.6 to this Agreement.

              (k) "Executive Committee" shall have the meaning specified in Section 3.1 of this Agreement.

              (l) "Fiscal Year" shall mean the twelve-month period ending March 31 of each year.

              (m) "Joint Venture Agreement" shall mean that certain Joint Venture Agreement dated as of February 6, 1996 by and among USC, Ron Hadani, Howard Fidel, and Thomas Soulos on the one hand and DRS/MS on the other, as the same may be amended from time to time in accordance with the terms thereof.

              (n)  "Partner" shall mean USC or DRS/MS.

              (o) "Partnership" shall have the meaning specified in the recitals to this Agreement.

              (p) "Partnership Account" shall mean a detailed statement of receipts, disbursements, costs, assets, liabilities and all other relevant financial matters of the Partnership prepared in accordance with generally accepted accounting principles.

              (q) "Person" shall mean any individual, firm, partnership, corporation, trustee or other entity.

              (r) "Partnership Percentage Interest" shall have the meaning specified in Section 2.2 of this Agreement.

              (s) "United States Partnership Tax Returns" shall have the meaning specified in Section 6.3 to this Agreement.


                           ARTICLE 2.

                  FORMATION OF THE PARTNERSHIP


         2.1 Formation. USC and DRS/MS hereby enter into and form a general partnership pursuant to the Act for the specific purposes and scope set forth herein. Except as set forth herein, the rights and obligations of the parties hereto and the Partnership shall be governed by the Act. To the maximum extent permitted by law, if there is a conflict between the Act and the provisions hereof, this Agreement shall control.

         2.2 Partners. Each Partner shall contribute cash or assets to the capital of the Partnership in accordance with
Article 4 hereof. Each of the Partner's interest in the Partnership (the "Partnership Percentage Interest") shall be:

                   DRS/MS         90%

                   USC            10%


         2.3 Name. The name of the business and the affairs of the Partnership shall be conducted under the name DRS Medical
Systems or under such other name or names as the Executive
Committee may from time to time determine.

         2.4 Principal Place of Business. The principal place of business of the Partnership shall be located at 31 Industrial Avenue, Mahwah, New Jersey 07962, or such particular place or places as the Executive Committee may from time to time designate or establish.

         2.5 Purposes and Scope. Subject to the provisions of this Agreement, the purpose of the Partnership is to form a general partnership between USC and DRS/MS for the purposes of conducting the Business of the Partnership and engaging in such other related activities necessary or appropriate to effect the Business.


         2.6 Formation Documents. The Partnership shall execute and file any assumed or fictitious name certificate or certificates and any other documents required by law, including without limitation an application for a federal employer identification number, to be filed in connection with the formation and operation of the Partnership.

         2.7 No Individual Authority. No Partner, acting alone, shall have any authority to act for, or to undertake or assume any obligation, debt, duty or responsibility on behalf of, any other Partner except as expressly otherwise provided in this Agreement, nor shall any Partner, acting alone, have the power to bind the Partnership except as expressly provided in this Agreement.

         2.8 Property Interests. A Partner's interest in the Partnership shall be personal property for all purposes. All real and other tangible and intangible property owned by the Partnership shall be deemed to be owned by the Partnership as an entity and no Partner individually shall have any ownership interest in or possessory right to any of such property.

         2.9 Limits of the Partnership. The relationship between and among the parties to this Agreement shall be limited to the specific purposes of the Partnership described herein. Except as otherwise contemplated by the Joint Venture Agreement, this Agreement has no relation to any operations conducted by either of the parties as separate corporate entities or to the joint operations of either with other parties or to any other joint operations, if any, between the parties.


                           ARTICLE 3.

                 MANAGEMENT OF THE PARTNERSHIP


         3.1 Executive Committee. (a) In order to facilitate the disposition of all matters and questions in connection with the administration and performance of the Business on behalf of the Partnership, an Executive Committee shall be created. Except as otherwise expressly provided herein, the management of the Partnership shall be the obligation of and rest exclusively with the Executive Committee, which shall have all the rights and powers as are necessary, advisable, or convenient to the management of the business and affairs of the Partnership.
DRS/MS shall appoint two representatives to serve on the Executive Committee to act in its interests with full and complete authority and to act on its behalf in all matters connected with, arising out of or related to the Partnership, and to act for and bind DRS/MS in any and all matters involving the Business of the Partnership. USC shall appoint one representative (the "USC Representative") to serve on the Executive Committee to act in its interests with full and complete authority and to act on its behalf in all matters connected with, arising out of or related to the Partnership, and to act for and bind USC in any and all matters involving the Business of the Partnership. USC shall also appoint one ex officio representative to serve on the Executive Committee. Such ex officio representative shall have no authority to act on behalf of USC in any matters connected with, arising out of or related to the Partnership, and shall have no authority to act for and bind USC in any matters involving the Business of the Partnership, provided, however, that such ex officio representative will act in place and in stead of the USC Representative with all the authority of the USC Representative, including without limitation the authority to bind USC, when the USC Representative is absent from, or otherwise not represented at, any meeting of the Executive Committee. The appointed representatives for each Partner shall be as follows:

              DRS/MS

                   John Giordano

                   Paul Casner


              USC

                   Ron Hadani, the USC Representative

                   Howard Fidel, ex officio representative


         Either party may at any time and from time to time change its representative(s) by notifying the other party, in writing, of the appointment of a new representative or representatives, but until such appointment and notice, the actions of the respective representatives shall be conclusively binding on that party to the Partnership.

              (b) The representatives on the Executive Committee shall meet from time to time as may be necessary or desirable to act on matters pertaining to the Business and the management of the Partnership. The representatives of either party shall have the power to call such meetings (which may be by telephone) when necessary in their opinion to conduct the affairs of the Partnership, or when requested by the other party. The representative who calls the meeting shall give the other representatives three (3) days written notice of said meeting unless the other representatives waive such notice requirement.
The presence of at least a majority of the members of the Executive Committee shall constitute a quorum of the Executive
Committee authorized to transact the business thereof. Whenever the USC Representative is present at any meeting, whether in person, by telephone or by proxy, the ex officio representative shall not be counted in determining the presence of a quorum, shall not have the power to vote and is not considered a member of the Executive Committee for any purpose. Each member of the Executive Committee shall have one vote. Action by the Executive Committee shall be taken upon the affirmative vote of not less than a majority of the members of the Executive Committee then in office, except as required under Section 4.2 of this Agreement. Any member of the Executive Committee may participate in and be present at a meeting either in person or by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another. Any action which is required or permitted hereunder to be taken at a meeting of the Executive Committee may be taken without a meeting, without prior written notice and without a vote, if a consent in writing, specifying the action so taken, shall be signed by not fewer than the minimum number of members of the Executive
Committee necessary to authorize or take such action at a meeting at which all members of the Executive Committee were present and voted.

              (c) The Executive Committee shall have the right to delegate all or any of its duties hereunder and, in furtherance of any such delegation, to appoint, employ, or contract with any Person it may in its sole discretion deem necessary or desirable for the transaction of the Business of the Partnership which Persons may, under the supervision of the Executive Committee, administer the day-to-day operations of the Partnership; may serve as the Partnership's advisors and consultants in connection with decisions made by the Executive Committee; may act as consultants, accountants, correspondents, attorneys, brokers, escrow agents, or in any other capacity deemed by the Executive Committee necessary or desirable; may investigate, select, and, on behalf of the Partnership, conduct relations with Persons acting in such capacities and may pay appropriate reasonable fees to, and enter into appropriate contracts with, or employ, or retain services performed or to be performed by, any of them in connection with the business of the Partnership; may perform or assist in the performance of such administrative or managerial functions necessary in the management of the Partnership as may be agreed upon by the Executive Committee; and may perform such other acts or services for the Partnership as the Executive Committee may approve.

         3.2 Indemnification. The Partnership shall indemnify and hold harmless each member of the Executive Committee against all losses, costs and expenses (including court costs and reasonable attorneys' fees) arising out of or incurred as a result of any act or omission performed or omitted by any member of the Executive Committee in connection with the performance of its obligations under, or pursuant to the authority granted to it by, this Agreement and by the provisions of the Joint Venture
Agreement, except for any such loss, cost or expense which arises out of or results from the Executive Committee's or such member's gross negligence, willfully fraudulent or dishonest conduct, bad faith or breach of an express provision of this Agreement (under circumstances in which such breach has not been consented to in writing by the Partners). Said indemnification shall extend only to the value of the Partnership's assets and neither Partner shall be jointly or severally liable for the indemnification of any loss, cost or expense that exceeds the value of the Partnership's assets at that time. Neither Partner shall be required to make Additional Capital Contributions pursuant to
Section 4.4 for the purposes of indemnification.

         3.3 Officers. The following persons shall serve as the initial senior management (the "Officers") of the Partnership:

         John Giordano
         Ron Hadani
         Howard Fidel
         Thomas Soulos
         Gaetana Kopchinsky

         The Officers shall be responsible for implementing the decisions of the Executive Committee and for conducting the ordinary and usual business and affairs of the Partnership. The Officers shall be subject to the direction of the Executive Committee.


                           ARTICLE 4.

                     CAPITAL CONTRIBUTIONS


         4.1  Initial Capital Contribution of the Partners.

         (a) Upon and subject to the terms and conditions hereof, the Partners shall contribute to the Partnership at formation the cash, assets and liabilities shown in respect of each on Schedule 4.1. Each shall have such amount credited to its Capital Account.

         (b) As to the initial capital contribution of USC, in the event, in accordance with Section 5.05 of the Joint Venture Agreement, that the Final Pro Forma Net Worth Statement reflects that Assumed Liabilities are greater than Transferred Assets (a "deficit"), as all of such terms are defined under the Joint Venture Agreement, then for each dollar of such deficit, the Partnership shall have the option of either reducing on a dollar-for-dollar basis the Assumed Liabilities, or reducing any monetary payments, whether or not then due, to the Shareholders (as defined in the Joint Venture Agreement) and/or to USC on a present value basis, or may choose any combination of such two options so as to eliminate such deficit.

         4.2 Additional Capital Contributions. The Executive Committee, after discussion of the advisability of so doing, may from time to time require additional capital contributions from the Partners in connection with the reasonable business needs of the Partnership, provided, however, that no such capital contributions shall be required or made by any Partner or its Affiliates during the first four years of this Agreement without the consent of all the parties hereto. In the event capital contributions are so required and appropriately consented to, the Executive Committee shall provide written notice (which notice shall set forth the aggregate additional capital contributions called for, the amount to be contributed by each Partner (which shall be proportional to each Partner's Partnership Percentage Interest), the bank account in which such contribution is to be deposited and the date on which the capital contribution is to be made) to each Partner no less than 30 days prior to the date on which such additional capital contribution is to be made. Thereupon, each Partner shall, on the date on which such additional capital contributions are to be made as set forth in such notice, make the additional capital contribution to the Partnership required to be made by such Partner. If either Partner shall fail to timely make such additional capital contribution, then the other Partner shall either make its capital contribution in the form of a loan or may seek additional capital from a third party or an Affiliate.

         4.3 Capital Accounts. Except as provided in the Transaction Documents (as defined in the Joint Venture Agreement) to the contrary, the Partnership shall maintain a Capital Account (so defined) for each Partner pursuant to the provisions of Treasury regulations promulgated pursuant to Section 704(b) of the Code.


                           ARTICLE 5.

            ALLOCATIONS, DISTRIBUTIONS AND INTERESTS


         5.1  Allocation of Net Income or Net Loss.  (a) For each
Fiscal Year of the Partnership, except as provided in Section
5.1(c) below, any net income or any net loss of the Partnership shall be allocated among the Partners in accordance with the Partnership Percentage Interests then in effect.

              (b) All determinations of "net income" and "net loss" shall be made on the basis described in the Treasury
Regulations promulgated pursuant to Section 704(b) of the Code.

              (c) Notwithstanding Section 5.1(a) above, any amortization or depreciation deduction attributable to the assets purchased from USC, pursuant to Section 2.02 of the Joint Venture Agreement, shall be allocated one hundred (100%) percent to DRS/MS.

         5.2 Distributions. The Executive Committee may, in its sole discretion and from time to time, make distributions to the Partners in proportion to their Partnership Percentage Interests.

A Partner may request a distribution to satisfy federal and/or state tax liabilities by certifying to the Partnership the amount of such Partner's actual tax liability.

         5.3 DRS/MS Management Services. DRS/MS shall provide certain management and administrative services to the Partnership pursuant to a Management Agreement. Subject to the determination of the Executive Committee, the Partnership will reimburse DRS/MS for these management and administrative services provided to the Partnership. The Partnership will compensate DRS/MS for such services in the manner set forth in such Management Agreement.


                           ARTICLE 6.

      BOOKS AND RECORDS; BANK ACCOUNTS; TAX RETURNS; LOANS


         6.1 Books and Records. The Executive Committee shall keep or cause to be kept at the office of the Partnership as separate Partnership Accounts the books and records of the Partnership, setting forth a true, accurate and complete account of all business transactions with respect to the Partnership's business, as are usually maintained by persons engaged in similar businesses, including a fair presentation of all income, expenditures, assets and liabilities thereof. Each Partner and its authorized representatives shall have the right at all reasonable times to have access to, inspect, audit and copy the Partnership's books and records including, but not limited to, original books, records, files, vouchers, cancelled checks, employment records, bank statements, bank deposit slips, bank reconciliations, cash receipts and disbursement records, and other documents (the "Documents").

         6.2 Bank Accounts. All funds of the Partnership shall be deposited into such general account at a bank determined by the Executive Committee (the "Bank") in the name of the Partnership, to be maintained by the Executive Committee. The Bank shall be authorized to make payments against checks executed by persons authorized to make payments against checks drawn on said account. All income arising from operations of the Partnership shall be deposited in said general account, and all payments and disbursements shall be made from said general account; provided, that the Executive Committee may establish other bank accounts with such banks as it determines shall be necessary and proper for the efficient operation and management of the Partnership's activities. Idle funds in the various bank accounts of the Partnership shall be invested in interest bearing short term certificates of deposit, bank repurchase agreements (REPOs), government securities and similar instruments or such other instruments as may be approved from time to time by the Executive Committee; interest earned shall be for the benefit of the Partnership.


         6.3 Tax Returns. At the end of each fiscal year, or as soon thereafter as practicable, the Executive Committee shall prepare or cause to be prepared on behalf of the Partnership a United States Partnership Information Tax Return and such other tax returns as are required of partnerships under the applicable federal, state and local laws, ordinances and/or regulations, and, upon the Executive Committee's review and approval, such tax returns shall be filed on a timely basis with the appropriate governmental authorities.

         6.4 Loans. Subject to the provisions of Sections 4.2 and 7.7, any Partner may lend money to the Partnership or otherwise transact business with the Partnership under terms and conditions approved by the Executive Committee.


                           ARTICLE 7.

             TRANSFERS OF INTERESTS IN PARTNERSHIP


         7.1 Prohibited Transfers. Except (i) as agreed to by the parties hereto, (ii) as permitted by this Article 7 or the Transaction Documents, (iii) pursuant to the provisions of the Joint Venture Agreement, or (iv) when sold, transferred, assigned, or conveyed to a DRS/MS Affiliate, no Partner may sell, transfer, assign, convey, or subject to a security interest or otherwise charge or encumber all or any part of its Partnership Percentage Interest in the Partnership (either voluntarily or by operation of law, including the sale or transfer of a controlling interest in the Partner (or its direct or ultimate parent) in question) unless approved by the Executive Committee, and any act in violation of this Article 7 shall be null and void ab initio (a "Prohibited Transfer").

              (a) In the event of a Prohibited Transfer, as defined above, such offending Partner shall be deemed to have offered its Partnership Percentage Interest in the Partnership to the other Partner for the Capital Account value of such Partnership Percentage Interest. The non-offending Partner shall have twenty (20) days after it learns of a Prohibited Transfer to elect to purchase such Interest at such Capital Account value.

              (b) In the event the non-offending Partner shall purchase the Partnership Percentage Interest of an offending Partner on account of this Section 7.1, the closing of such transaction of purchase and sale shall take place at 10:00 a.m. at the Partnership's principal office ten (10) business days after the option to purchase is exercised by the other Partner.

              (c) At the closing, the purchasing Partner shall pay 10% of the purchase price in cash and the balance in the form of a promissory note attached as Exhibit A, such note to bear interest at the prime rate then in effect at the Bank and to be payable in equal monthly installments over five (5) years.

         7.2 USC Affiliate Transfer. USC may sell, transfer, assign, or convey all or any part of its Partnership Percentage Interest in the Partnership to Ron Hadani, Howard Fidel and/or Thomas Soulos (each a "USC Successor Individual") pro rata in accordance with their interests in USC and/or to any entity (a "USC Successor Entity"), provided such USC Successor Entity is owned wholly by Ron Hadani, Howard Fidel and/or Thomas Soulos pro rata in accordance with their interests in USC (each of the above USC Successor Individual and USC Successor Entity, a "USC Successor"), provided that any such USC Successor execute this Agreement pursuant to Section 7.10 hereof. With the prior written consent of DRS/MS, each of Ron Hadani, Howard Fidel and/or Thomas Soulos may transfer all or part of their respective interests in the Partnership to one another or to entities wholly owned by them, although not necessarily pro rata in accordance with their interests in USC.

         7.3  Right of Sale and First Refusal.

              (a) If any Partner or any liquidator, receiver, trustee in bankruptcy or similar authority having control over a Partner or its assets receives a bona fide offer from an independent, unrelated, non-Affiliated third party person or entity ("third party") for the purchase of all or any portion of its Partnership Percentage Interest, which offer must comply with the provisions of Section 7.3(b) below and which offer the receiving Partner desires and intends to accept, or if any Partner (or a representative thereof as aforesaid) desires to enter into any contract to sell, transfer, assign, or convey all or any portion of its Partnership Percentage Interest to a third party, which contemplated contract must comply with the provisions of Section 7.3(b):

                   (i)  the Partner (or representative thereof)
desiring to accept such offer or enter into such contract ("Movant") shall give written notice to the other Partners other than Movant or any Affiliate of Movant ("Respondent") of all the terms, provisions, and conditions with respect to such offer, including a copy of the proposed offer or contract and the items required by Section 7.3(b)(iv), and Movant shall offer to sell to Respondent Movant's Partnership Percentage Interest which is the subject of such offer or contract (the "Offered Interest") on the same terms, provisions, and conditions as are set forth in such offer or contract.

                  (ii)  Respondent shall have a period of
forty-five (45) days from the date of its receipt of the written notice from Movant to accept such offer on the same terms, provisions, and conditions stated in such written notice, which acceptance must be in writing and be received by Movant prior to the expiration of such forty-five (45) day period. Any purported acceptance made orally shall be ineffective, and any purported acceptance which varies the terms of such offer shall be deemed a rejection thereof for all purposes. If Respondent accepts such offer in accordance with the foregoing provisions, Respondent shall be bound to purchase the Offered Interest in accordance with such offer or contract, and Movant shall be bound to sell the Offered Interest on the terms and conditions set forth in Movant's written notice except that the purchase price paid by Respondent to Movant shall be net of any loans or other indebtedness, including accrued interest, created under the terms of this Agreement, owed by Movant to Respondent. In the event there is more than one Respondent, those desiring to purchase the Offered Interest of Movant, shall be entitled to purchase a pro rata portion (based on the respective Partnership Percentage Interests of the Respondents desiring to purchase) of Movant's Offered Interest. The closing of the purchase by Respondent shall be held at the time and place specified in the written notice from Movant, or such later date as is mutually agreed to by Respondent and Movant, but in no event shall closing take place earlier than seventy-five (75) days from the date of receipt by Respondent of the written notice from Movant.

                 (iii) In the event Respondent delivers written notice of rejection to Movant, or in the event Respondent fails to accept the offer in the manner required by Section 7.3(a)(ii) hereof, the offer made by Movant shall be deemed to have been rejected by Respondent, and Movant shall be free to sell, transfer, assign, or convey such interest in the Partnership to the third party on the terms, provisions, and conditions set forth in the written notice to Respondent or other terms and conditions not less favorable to Movant; provided, however, that such purchaser, transferee or assignee shall not become a Partner unless and until it agrees to abide by Section 7.10 hereof.

                  (iv) In the event that such transaction is not consummated as provided in Section 7.3(a)(iii) hereof on or before sixty (60) days after the closing date specified in the notice from Movant to Respondent, or, in the event any terms and provisions of such transaction are changed following a rejection by Respondent in a manner which renders such terms less favorable to Movant, no sale, transfer, assignment, or conveyance of such Offered Interest of the Partnership may be made unless the provisions of this Section 7.3(a) are again complied with.

                   (v)  In the event that such transaction is
consummated as provided in Section 7.3(a)(iii) hereof, the purchaser shall become a new Partner in the Partnership, under the terms and provisions of this Agreement, together with all of the rights, duties, and obligations pertaining thereto and allocable to the Offered Interest so purchased including the rights and restrictions contained in this Article 7 with respect to subsequent sales of any Partnership Percentage Interest.

              (b) Movant shall not be entitled to exercise its rights under Section 7.3(a) above with respect to any offer to purchase or offer to sell its Partnership Percentage Interest unless such an offer complies with the following requirements:

                   (i) the proposed purchase price (which shall be net of any Partnership debts or liabilities which the proposed purchaser will assume) is payable solely in lawful money of the United States and, if not payable in its entirety in cash, under no circumstances may payment of the deferred portion of the proposed purchase price be secured by any charge, encumbrance or hypothecation of a Partnership Percentage Interest or any property of the Partnership;

                  (ii) the offer contains provisions whereby the proposed third party purchaser is obligated to comply with the provisions of Section 7.3(a)(iii) prior to or at closing;

                 (iii)  it is an offer by or to a principal,
identified in the offer, and not an agent acting on behalf of an undisclosed principal, and such principal shall not be a Person with respect to which Movant has any direct or indirect ownership or control;

                  (iv)  the prospective third party purchaser
shall provide to Respondent (x) reasonable evidence of its business character, reputation, and financial capacity to carry out all obligations of a Partner under this Agreement and all related agreements, which shall include the audited financial statements of such prospective purchaser for the two (2) most recent fiscal years of such prospective purchaser, and (y) a statement signed by such prospective purchaser to the effect that
(1) such purchaser is a principal acting for its own account and not as an agent acting on behalf of an undisclosed principal and
(2) such principal is not a Person with respect to which Movant has any direct or indirect ownership or control or is otherwise an Affiliate of Movant.

         7.4 Specific Performance. It is expressly agreed that the remedy at law for breach of any of the obligations set forth in Section 7.3 is inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Partner to comply fully with each of said obligations, and (ii) the uniqueness of the Partnership business and the Partnership relationship.
Accordingly, each of the aforesaid obligations shall be, and is hereby expressly made, enforceable by specific performance. If the purchasing Partner is not in default under the obligations set forth in Section 7.3 and the selling Partner refuses or fails to consummate the sale to the purchasing Partner the selling
Partner shall have no further rights under this Agreement with respect to the Offered Interest being so purchased with the exception of the right to receive the purchase price due and payable under Section
7.3.

         7.5 Termination of Obligations. As of the effective date of any transfer not prohibited hereunder by a Partner of its Partnership Percentage Interest, such Partner's rights and obligations hereunder shall terminate as to the Partnership Percentage Interest transferred, except as to items accrued as of such date and except as to any indemnity obligations of such Partner attributable to acts or events occurring prior to such date. Thereupon, except as limited by the preceding sentence, this Agreement shall terminate as to the transferring Partner with respect to the Partnership Percentage Interest transferred. In the event of a transfer of all or a portion of its Partnership Percentage Interest by a Partner to the other Partner, the Partner to whom such interest is transferred shall indemnify, defend and hold harmless the transferring Partner from and against any and all claims, demands, losses, liabilities, expenses, actions, lawsuits and other proceedings, judgments, awards, and costs and expenses (including reasonable attorneys' fees) incurred in or arising, directly or indirectly, in whole or in part, out of operation of the business of the Partnership and allocable to the Partnership Percentage Interest transferred, excluding only those liabilities, if any, accruing prior to the date of such transfer.

         7.6  USC Put.

         (a) Notwithstanding anything herein to the contrary, at any time following the fourth anniversary of the execution of this Agreement but prior to the sixth anniversary of the execution of this Agreement, USC or a USC Successor (whether a USC Successor Individual or a USC Successor Entity) shall have the right to demand that DRS/MS purchase the entire Partnership Percentage Interest of USC or such USC Successor at a price equal to the fair market value of such Partnership Percentage Interest.

         (b) Prior to such fourth anniversary, USC or a USC Successor Entity shall have the right to demand that DRS/MS purchase one third (1/3) of the USC initial Partnership Percentage Interest at a price equal to the fair market value thereof, and a USC Successor Individual shall have the right to demand that DRS/MS purchase the Partnership Percentage Interest he owns, but in no event in excess of a three and one third percent (3 1/3%) interest in the Partnership, at a price equal to the fair market value thereof, provided, however, that such demand correspond with the involuntary termination (including death or disability) as an employee of the Partnership of any of Ron Hadani, Howard Fidel or Thomas Soulos, to whomever of them such Partnership Percentage Interest relates, any such termination to be for a reason other than the involuntary termination for cause under such employee's Employment Agreement dated of even date herewith.

         (c) For purposes of this Section fair market value shall be determined by an independent appraiser mutually agreed upon by DRS/MS and the party exercising the put. In the event the parties cannot agree mutually upon such an appraiser, then each party shall select an independent appraiser and such appraisers together shall select a third independent appraiser. Such third independent appraiser or such mutually agreed upon independent appraiser shall determine the fair market value of such Partnership Percentage Interest. The decision of such appraiser shall be binding on the parties, absent willful misconduct or negligence by such appraiser.

         (d) The written demand by USC (or a USC Successor) shall also state a proposed date upon which the sale will be consummated, which proposed date shall be no fewer than 90 days following receipt of the written demand by the other Partner or Partners. The other Partner or Partners may change such proposed date of sale to another date within ten (10) business days of such USC proposed date. To the extent that the purchase price of the interest purchased hereunder exceeds $50,000.00, at the closing the purchasing Partner or Partners shall pay the greater of $50,000.00 or 10.00% of the purchase price in cash, and the balance shall be payable, to the extent necessary, in equal annual installments of the same amount as paid at closing for each of the next four (4) years. At the fifth anniversary of such closing, all remaining balances shall be due and payable. The purchasing Partner or Partners shall have the right to prepay any and all amounts due hereunder. The obligation of the purchasing Partner or Partners shall be evidenced in the form of an unsecured promissory note attached as Exhibit A, such note to bear interest at the prime rate quoted in the Wall Street Journal on the business day preceding the day of the closing.
Diagnostic/ Retrieval Systems shall guarantee payment of such note pursuant to the Guaranty made a part of the Joint Venture Agreement. In the event that there are any indemnification claim payments due under Article VIII of the Joint Venture Agreement, payments due under the Put shall be held in abeyance pending resolution of the claims and payment of the Loss or Losses as defined under the Joint Venture Agreement. If the purchase fails to be consummated due to a failure to surrender such Partnership Percentage Interest by USC (or a USC Successor), the other Partner or Partners shall be entitled to buy USC's Partnership Percentage Interest at a price of 20% less than the value of USC's fair market value on the original date of demand. Notwithstanding anything herein to the contrary, the right of USC to demand purchase of its Partnership Percentage Interest is personal to USC and is not transferable, saleable, conveyable, encumberable, or assignable, except to a USC Successor.

         7.7 Anti-Dilution. In the event that the Partnership is in need of additional capital and wants to raise such capital through the admittance of an additional Partner or Partners which are unaffiliated with DRS/MS, notwithstanding anything herein to the contrary, the parties hereby warrant, covenant and agree that they will not cause the Partnership to sell, transfer, assign, or otherwise convey any interest in the Partnership prior to the fourth anniversary of the execution of this Agreement without first offering such interest to the Partners. Each Partner shall have the right, but shall not be obligated, to purchase such portion of the interest as is sufficient to maintain said Partner's Partnership Percentage Interest, or any lesser amount that said Partner may choose to purchase, on the same terms offered to any other party.

         7.8 Co-Sale Right In the case of a transfer of any or all of DRS/MS' Partnership Percentage Interest in the Partnership by DRS/MS to any third party (as defined in Section 7.3) when such transfer would result in DRS/MS retaining less than a 50% interest in the Partnership following such transfer, at least 30 days prior to such transfer, DRS/MS will deliver a written notice to the other Partner or Partners specifying the identity of the prospective transferee(s) and disclosing in reasonable detail the terms and conditions of the proposed transfer. Such other Partner or Partners may elect to participate in the proposed transfer by delivering written notice to DRS/MS within such 30 day period. If any Partner elects to participate in such transfer, each participating Partner will be entitled to sell in such proposed transfer, at the same price and on the same terms as DRS/MS, a percentage of its Partnership Percentage Interest equal to the product of (i) the fraction the numerator of which is such Partner's Partnership Percentage Interest and the denominator of which is the aggregate Partnership Percentage Interests then held by all of the Partners, multiplied by (ii) the amount of interest in the Partnership proposed to be transferred.

         7.9 Execution of this Agreement. Any purchaser, transferee, or assignee of an interest hereunder not already a Partner in the Partnership shall not become a Partner in the Partnership unless such purchaser, transferee, or assignee
(A) executes and acknowledges this Agreement and such instruments and amendments to this Agreement as the Executive Committee may reasonably deem necessary in connection therewith, including the acceptance and adoption by such Person of the provisions of this Agreement; and (B) pays a transfer fee to the Partnership which is sufficient to cover all reasonable expenses connected with the cost of admitting such Person as a Partner as determined by the Executive Committee.

         7.10 Restraining Order. In the event that any Partner shall at any time transfer or attempt to transfer its Partnership Percentage Interest or any portion thereof in violation of the provisions of this Agreement and any rights hereby granted, then the other Partners shall, in addition to all rights and remedies hereunder, at law and in equity, be entitled to seek a decree or order restraining and enjoining such transfer, and the offending Partner shall not plead in defense thereto that there would be an adequate remedy at law; it being hereby expressly acknowledged and agreed by the parties hereto that damages at law will be an inadequate remedy for a breach or threatened breach or violation of the provisions concerning transfer set forth in this Agreement.


                           ARTICLE 8.

                          DISSOLUTION


         8.1 Dissolution Events. The Partnership shall be dissolved upon the first to occur of any of the following:

              (a) the occurrence of any event which makes it unlawful for the business of the Partnership to be carried on or for the members to carry it on in Partnership;

              (b) the Partnership is (A) voluntarily adjudicated bankrupt or insolvent, (B) seeks consent to or does not contest the appointment of a receiver or trustee for itself or for all or any substantial part of its property, (C) files a petition for bankruptcy or reorganization, (D) makes a general assignment for the benefit of its creditors, or (E) admits in writing its inability to pay its debts as they mature;

              (c)  the affirmative vote of the Executive
Committee as provided in Section 3.1(b) (a "Voluntary
Dissolution");

              (d)  a court decrees that the Partnership be
dissolved pursuant to any relevant provision of the Act.

         8.2  Voluntary Dissolution.   (a)  In the event the
Executive Committee votes to dissolve the Partnership, the Executive Committee shall give written notice to all of the Partners of such decision at least six (6) months prior to the intended date of dissolution and in such notice shall set forth a price at which any Partner or Partners may purchase the assets and liabilities of the Partnership. Any or all of the Partners shall have the right to accept the offer to purchase the Partnership on the terms and conditions set forth in the Executive Committee's notice within thirty (30) days of the date notice was given by notifying the Executive Committee of such acceptance by written notice.

         (b) In the event the Partnership is dissolved by Voluntary Dissolution, the Partnership shall assign to USC (or any USC Successor) any and all rights the Partnership shall have in and to any and all Royalties as defined in the Joint Venture Agreement.

         8.3 Termination and Winding Up. In the event the Partnership is dissolved, an accounting of the Partnership's assets, liabilities and operations through the last day of the month in which the dissolution occurs shall be made by the Executive Committee and the affairs of the Partnership shall be wound up and terminated. The Executive Committee shall serve as the liquidating trustee of the Partnership. The liquidating trustee shall be responsible for winding up and terminating the affairs of the Partnership and shall determine all matters in connection therewith (including, without limitation, the arrangements to be made with creditors, the terms of the sale of any asset of the Partnership, and the amount or necessity of cash reserves to cover contingent liabilities) as it deems advisable and proper. The liquidating trustee shall thereafter liquidate the assets of the Partnership as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:

              (a) to the payment and discharge of all of the Partnership's debts and liabilities to persons other than the Partners and their Affiliates and the expenses of liquidation;

              (b) to the payment and discharge of any loans plus accrued interest and advances made by either Partner to the Partnership;

              (c) to the Partners in accordance with their positive Capital Accounts;

              (d) the balance, if any, shall be distributed to the Partners in accordance with their respective Partnership
Percentage Interests.

         8.4 Work in Progress. If the Partnership is dissolved for any reason while there is work in progress, winding up of the affairs and termination of the business of the Partnership may include completion of the work in progress to the extent the liquidating trustee may determine such work to be necessary to bring the matters to a state of completion convenient to permit a sale of the Partnership's interest in such work, giving due regard to the interests of the Partners.

         8.5 Non-Cash Assets. Every reasonable effort shall be made to dispose of the assets of the Partnership upon a dissolution so that the distribution may be made to the Partners in cash. If at the time of the termination of the Partnership, the Partnership owns any assets in the form of work in progress, notes, deeds of trust or other non-cash assets, such assets, if any, shall be distributed in kind to the Partners, in lieu of cash, proportionate to their right to receive the assets of the Partnership on an equitable basis reflecting the book value of the assets so distributed. For purposes of determining Capital Accounts, each such non-cash asset shall be treated as having been sold at book value.


         8.6 Disposition of Documents and Records. All documents and records shall be delivered to DRS/MS upon termination of the Partnership. Such Partner shall retain such documents and records for such a period of time ("Document Holding Period") as may be required by any regulation, decree, code, ordinance, rule or law of any city, county, state, or federal government or governmental agency having jurisdiction (including the requirements of the Internal Revenue Service) and shall make the documents available during normal business hours to the other Partner for inspection and copying at the other Partner's cost and expense. In the event any Partner ("Withdrawing Partner") for any reason ceases to be a Partner at any time prior to termination of the Partnership, and the Partnership is continued without the Withdrawing Partner, the documents for the period prior to the date of the termination of the Withdrawing Partner's interest shall be maintained by the non-withdrawing Partner for the Document Holding Period; provided, however, that if there is an audit or threat of audit, such documents shall be retained until the audit is completed and any tax liability finally determined. Said documents shall be available for inspection, examination and copying by the Withdrawing Partner in the same manner as provided above in this
Section 8.6 with respect to a termination of the Partnership.


                           ARTICLE 9.

                         MISCELLANEOUS


         9.1  Resolution of Disputes:

              (a) Notice of Dispute. All disputes, without exception, between the parties to this Agreement arising hereunder, or under any other agreement between the parties not expressly disclaiming the use of this process, shall be settled by means of alternative dispute resolution as provided in the New Jersey Alternative Procedure for Dispute Resolution Act, N.J.S.A. 2A:23A-1, et seq., as in effect on the date of this Agreement, (the "Act") upon written notice given by any party to the other (the "Dispute Notice"), and to the umpire hereafter established. Except to the extent required by law, the proceedings under the Act shall be confidential and shall not be disclosed or discussed with persons not parties to this Agreement without the consent of all parties to the dispute. In the event a party to a dispute may suffer irreparable harm or injury, such party shall have the ability to seek provisional remedies, including but not limited to injunctive relief and other equitable remedies, to the fullest extent permitted by law pending completion of the process provided under this Section 9.1.


              (b)  Umpires.

                   (i) Within thirty (30) days after the Dispute Notice is given the parties shall select three (3) umpires from among the persons listed in Subparagraphs (1) through (4) below in the order of priority listed below, i.e., if a person meeting the requirements of Subparagraph (1) is not able or willing to serve, a person meeting the requirements of Subparagraph (2) shall be selected, and so forth. In addition to meeting the requirements of Subparagraph (1), (2), (3) or (4) below, the umpires must also satisfy the requirements described in Subparagraphs (b)(ii) and (b)(iv) below. A potential umpire is:

                        (1)  Any retired judge of a United States
District Court or a United States Circuit Court of Appeals;

                        (2)  Any retired judge of any State
Superior, Appellate or Supreme Court;

                        (3)  Any attorney licensed to practice
law for more than fifteen (15) years or certified public accountant who has been certified for more than fifteen (15) years and, in either case, who has either directly or indirectly, no conflict of interest; or

                        (4)  Such other person upon whom the
members of the selecting group agree.

                  (ii) In addition to the requirements described in Section 9.1(b)(i) above, the umpires selected hereunder must:

                        (1)  Be free of any potential for bias or
conflict of interest with respect to either of the parties hereto, directly or indirectly or by virtue of any direct or indirect financial interest, family relationship or close friendship; and

                        (2)  Be in a position to immediately hear
the dispute and thereafter render a resolution within the time specified in Section 9.1(g) below.

                 (iii) If the umpires are not selected within the period of time specified in Section 9.1(b)(i) above, DRS/MS, on the one hand, and USC on the other hand, each shall promptly select an umpire which umpires shall select a third umpire who shall be the sole umpire. If the parties fail to so select umpires pursuant to the foregoing provisions within twenty (20) days after the expiration of the period described in Section 9.1(b)(i), the sole umpire shall be selected by the Chief Judge of the United States District Court for the District of New Jersey or, if the Chief Judge is unable or unwilling to act, by the Chief Judge of the Southern District of New York or the President of the Bar Association of the City of New York. Such selection shall be in accordance with the requirements of Sections 9.1(b)(i) and 9.1(ii) above. The umpire to be selected pursuant to this Section 9.1(b)(iii) must be designated within thirty (30) days after the expiration of the period described in
Section 9.1(b)(i) above.

                  (iv)  Anything to the contrary herein
notwithstanding, the following persons are not eligible to be an umpire under this Article: a party to this Agreement or any affiliate thereof; an employee or co-employee or any party to the dispute; or any person having material or undisclosed, financial or personal interests dependent on the success or failure of any of the parties.

                   (v) An umpire shall disqualify himself if he is unable to handle the process promptly so as to render a resolution within a reasonable time, in no event to exceed forty-five (45) days after final testimony and/or briefs and in all events not to extend beyond six months from the date the umpire is chosen, or such longer period to which the parties to the dispute and the umpire may agree.

              (c) Time and Place of Alternative Resolution. The alternative resolution shall be held at such place as the umpire may determine within Essex County, New Jersey or such other location to which the parties may agree, to commence not later than ten (10) days after the umpire has been determined in accordance with Section 9.1(b).

              (d)  Fees.  All fees and expenses (including
transcripts, room rental and fees of the umpire) of alternative dispute resolution, shall be paid as follows: 25% by the party or parties served with the Dispute Notice and 25% by the person(s) serving the Dispute Notice, with the remaining 50% allocated 10% to the prevailing party (or parties) and 40% to the non-prevailing party (or parties), as determined by the umpire (if the umpire does not determine a prevailing party then pro-rata to each of the material parties to the dispute as determined by the umpire) provided that the umpire shall have the right to order that such fees be paid in a different percentage if any of the parties has acted in bad faith (in which case he may shift other's shares to the bad faith party(ies)). The fees payable to the umpire shall be his usual hourly rates for consulting or dispute resolution services, as the same may be in effect from time to time. Each party shall pay its own legal fees, costs and disbursements.

              (e) Discovery. Each party shall be entitled to discovery by way of oral deposition, inspection and copying of all relevant documents within the care, custody or control of a party or a witness, and when authorized by the umpire, by way of interrogatories. All discovery shall be complete within forty-five (45) days of the appointment of the umpire. All documents to be relied upon by any party to the proceeding shall be provided to the others no later than two weeks before the hearing date for the proceedings. The time periods for discovery may be extended by the umpire for good cause, provided that he is able to meet the time requirement of Section 9.1 (g).

              (f) Provisional Remedies. When appropriate under applicable New Jersey substantive and procedural law, the umpire shall have full and complete authority to award provisional relief, on an ex parte basis or otherwise.

              (g) Time and Method for Resolution. The umpire shall make the award and serve notice thereof upon all parties within six (6) months of the date the umpire is designated, or such longer period to which the parties to the dispute and the umpire may agree. If the umpire fails to make his decision in accordance with substantive law, or to properly apply the facts to the law, the umpire's award will be deemed to have been procured by "undue means" and "beyond his power." Any party may apply to court in accordance with the Act to have the umpire's decision confirmed, reviewed, modified, affirmed or remanded to the umpire with directions.

              (h) Act and Agreement Govern. Except as otherwise provided herein, the Act shall govern the procedures and methods for any Alternative Dispute Resolution undertaken pursuant to this Agreement. Except as expressly provided above, the umpire may not modify the provisions of this Article. Except as expressly provided to the contrary above, and to the extent otherwise not inconsistent with this Agreement and the Act, proceedings under this Article, including efforts to mediate the dispute, shall be governed by the "Rules for Non-Administered Arbitration of Business Disputes" as adopted by the Center for Public Resources, Inc., New York (originally developed 1989 and amended 1993).

         9.2  Non-Competition.

         (a)  USC NON-COMPETITION.  Neither USC nor its
Affiliates (other than Ron Hadani, Thomas Soulos and
Howard Fidel, whose non-competition agreements are contained in the Joint Venture Agreement and in the employment agreement of each) will own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or assist in any manner with, or be connected with or have any interest in, as a stockholder, agent, consultant, partner or otherwise, or have any agent as a director, officer, or employee of, any business which develops, manufactures and markets any ultrasound medical imaging equipment. Neither USC nor its Affiliates will own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or assist in any manner with, or be connected with or have any interest in, as a stockholder, agent, consultant, partner or otherwise, or have any agent as a director, officer, or employee of, any business which develops, manufactures, markets, sells and/or introduces technology or technologically based products (whether or not based on USC's core technology) to the medical imaging field in general except that either USC or its Affiliates may make passive investments in a competitive enterprise the shares of which are publicly traded if such investment constitutes less than one half of one percent of the equity of such enterprise.

         (b)  DRS/MS NON-COMPETITION.  Neither
Diagnostic/Retrieval Systems ("DRS"), DRS/MS, nor their Affiliates will own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or assist in any manner with, or be connected with or have any interest in, as a stockholder, agent, consultant, partner or otherwise, or have any agent as a director, officer, or employee of, any business which develops, manufactures and/or markets and/or sells any ultrasound medical imaging equipment (or other medical imaging products based on the core technology currently being used by USC) except that either DRS or its Affiliates or DRS/MS may make passive investments in a competitive enterprise the shares of which are publicly traded if such investment constitutes less than one half of one percent of the equity of such enterprise.

         9.3 Interpretation. In the event of any dispute between the parties as to the meaning and legal effect of this Agreement, this Agreement shall be interpreted in accordance with the laws of the State of New Jersey.

         9.4 Notices. All notices, claims, certificates, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given when personally delivered, telexed, sent by facsimile transmission (with telephonic confirmation) or on the date of receipt or refusal indicated on the return receipt if mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

              (a)  If to DRS/MS:

                   DRS/MS, Inc.
                   138 Bauer Drive
                   Oakland, NJ 07436
                   Attn.:  Mr. John Giordano

              with a copy to:

                   Hannoch Weisman
                   A Professional Corporation
                   4 Becker Farm Road
                   Roseland, NJ 07068-3788
                   Attn.:  Nina Laserson Dunn, Esq.



              (b)  If to USC:

                   Universal Sonics Corporation
                   31 Industrial Avenue
                   Mahwah, New Jersey  07430
                   Attn.:  Mr. Ron Hadani

              with a copy to:

                   Riker, Danzig, Scherer, Hyland & Perretti
                   Headquarters Plaza
                   One Speedwell Avenue
                   Morristown, New Jersey  07962
                   Attn.:  Robert Fischer III, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

         9.5 Amendment. This Agreement may not be amended, altered or modified except by written instrument, signed by all parties.

         9.6 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

         9.7 Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         9.8 Complete Agreement. This Agreement and the other agreements referred to herein constitute the complete and exclusive statement of the agreement between the Partners with respect to the subject matter hereof, and replaces and supersedes all prior agreements by and among the Partners. This Agreement supersedes any and all prior written or oral statements and no representation, statement, or condition or warranty not contained in this Agreement or the Transaction Documents shall be binding on the Partners or have any force or effect whatsoever.

         9.9 Additional Documents and Acts. In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Partner agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be reasonably necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions including, without limitation, the documents necessary to transfer the Transferred Assets to the Partnership as described in the Joint Venture Agreement.

         9.10 Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the person or persons, firm or corporation may in the context require. Any reference to the Code or other statutes or laws shall include all amendments, modifications, or replacements of the specific sections and provisions concerned.

         9.11 References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. The words "herein," "hereof," "hereunder," "hereby," "this Agreement" and other similar references shall be construed to mean and include this Partnership Agreement and all amendments thereof and supplements thereto unless the context shall clearly indicate or require otherwise.

         9.12 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, and their respective distributees, successors and permitted assigns.

         9.13 Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                             DRS/MS, INC.


                             By:_______________________________
                                Name:__________________________
                                Title:_________________________


                             UNIVERSAL SONICS CORPORATION


                             By: ______________________________
                                 Name:_________________________
                                 Title:________________________


                          SCHEDULE 4.1

Initial Capital Contribution of DRS/MS:

$400,000 in cash and managerial expertise and manufacturing capabilities.




                    SCHEDULE 4.1 - Continued

Initial Capital Contribution of USC:

All of the Transferred Assets (other than those assets delineated on Schedule 2.02 of the Joint Venture Agreement and net of Royalties, as such terms are defined in the Joint Venture
Agreement), subject to certain liabilities to be assumed by the Partnership, as specifically set forth below:












                     PARTNERSHIP AGREEMENT

                               OF



                      DRS MEDICAL SYSTEMS



                         BY AND BETWEEN


                          DRS/MS, INC.

                              AND

                  UNIVERSAL SONICS CORPORATION




                  Dated as of February 6, 1996


                       TABLE OF CONTENTS
                                                          PAGE

ARTICLE 1  DEFINITIONS

        1.1    Terms ...................................    1

ARTICLE 2  FORMATION OF THE PARTNERSHIP

        2.1    Formation ...............................    3
        2.2    Partners ................................    3
        2.3    Name ....................................    3
        2.4    Principal Place of Business .............    3
        2.5    Purposes and Scope ......................    3
        2.6    Formation Documents .....................    4
        2.7    No Individual Authority .................    4
        2.8    Property Interests ......................    4
        2.9    Limits of the Partnership ...............    4

ARTICLE 3  MANAGEMENT OF THE PARTNERSHIP

        3.1    Executive Committee .....................    4
        3.2    Indemnification .........................    6
        3.3    Officers ................................    7

ARTICLE 4  CAPITAL CONTRIBUTIONS

        4.1    Initial Capital Contribution of the
               Partners ................................    7
        4.2    Additional Capital Contributions ........    7
        4.3    Capital Accounts ........................    8

ARTICLE 5  ALLOCATIONS, DISTRIBUTIONS AND INTERESTS

        5.1    Allocation of Net Income or Net Loss ....    8
        5.2    Distributions ...........................    8
        5.3    Management Services .....................    9

ARTICLE 6  BOOKS AND RECORDS; BANK ACCOUNTS;
           TAX RETURNS; LOANS

        6.1    Books and Records .......................    9
        6.2    Bank Accounts ...........................    9
        6.3    Tax Returns .............................   10
        6.4    Loans ...................................   10


ARTICLE 7  TRANSFERS OF INTERESTS IN PARTNERSHIP

        7.1    Prohibited Transfers ....................   10
        7.2    USC Affiliate Transfer ..................   11
        7.3    Right of Sale and First Refusal .........   11
        7.4    Specific Performance ....................   13
        7.5    Termination of Obligations ..............   14
        7.6    USC Put .................................   14
        7.7    Anti-Dilution ...........................   15
        7.8    Co-Sale Right ...........................   16
        7.9    Execution of this Agreement .............   16
        7.10   Restraining Order .......................   16

ARTICLE 8  DISSOLUTION

        8.1    Dissolution Events ......................   17
        8.2    Voluntary Termination ...................   17
        8.3    Termination and Winding Up ..............   17
        8.4    Work in Progress ........................   18
        8.5    Non-Cash Assets .........................   18
        8.6    Disposition of Documents and Records ....   19

ARTICLE 9  MISCELLANEOUS

        9.1    Resolution of Disputes ..................   19
        9.2    Non-Competition .........................   22
        9.3    Interpretation ..........................   23
        9.4    Notices .................................   23
        9.5    Amendment ...............................   24
        9.6    Headings ................................   24
        9.7    Severability ............................   24
        9.8    Complete Agreement ......................   24
        9.9    Additional Documents and Acts ...........   24
        9.10   Terms ...................................   25
        9.11   References to this Agreement ............   25
        9.12   Binding Effect ..........................   25
        9.13   Counterparts ............................   25